Gladstone Commercial Corporation NASDAQ: GOOD Public Non-Listed Senior Common Stock Offering Dealer Manager: Gladstone Securities, LLC Filed Pursuant to Rule 433 Registration Statement No. 333-169290

Forward-Looking Statements This free writing prospectus has been prepared for informational purposes only from information supplied by Gladstone Commercial Corporation. All statements contained in this free writing prospectus, other than historical facts, may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and other similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward- looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause Gladstone Commercial Corporation's business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption "Risk Factors" in the prospectus supplement and the accompanying prospectus for the offering to which this free writing prospectus relates, in Gladstone Commercial Corporation's most recent Annual Report on Form 10-K, in Gladstone Commercial Corporation's Quarterly Reports on Form 10-Q and in the other information that Gladstone Commercial Corporation files with the SEC. 1

Free Writing Prospectus Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or the adequacy of this free writing prospectus, the prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. This free writing prospectus only relates to the securities of Gladstone Commercial Corporation described in the prospectus supplement, dated March 25, 2011, as amended, and the accompanying prospectus, dated September 27, 2010, that was included in Gladstone Commercial Corporation's registration statement on Form S-3 (File No. 333-169290) which was filed with the SEC on September 9, 2010 and subsequently amended on September 23, 2010. This free writing prospectus should be read in conjunction with the prospectus supplement and the accompanying prospectus. To view the prospectus supplement and the accompanying prospectus which relate to this offering, click the following link: http://www.sec.gov/Archives/edgar/data/1234006/000095012311029811/w82161be424b5.htm or on the website that relates to this offering at www.GladstoneCommercial.info. Gladstone Commercial Corporation's central index key on the SEC's Web site is 0001234006. Gladstone Commercial Corporation has filed a registration statement on Form S-3 (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents Gladstone Commercial Corporation has filed with the SEC for more complete information about Gladstone Commercial Corporation and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by clicking on the links above. Alternatively, Gladstone Commercial Corporation, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus and prospectus supplement if you request it by contacting Gladstone Securities, LLC, 1521 Westbranch Drive, Suite 200, McLean, VA 22102; Attention: Investor Relations or by calling 1 (703) 287-5900. 2

Risk Factors An investment in shares of Senior Common Stock involves substantial risks. You should purchase our securities only if you can afford a complete loss of your investment. Please read and consider the risk factors in the prospectus supplement and prospectus before purchasing any securities. The most significant risk factors include: Risks Relating to Our Senior Common Stock and this Offering: There is no established public trading market for shares of Senior Common Stock, and we have no plans to list these shares on a national securities exchange. We established the offering price of shares of Senior Common Stock on an arbitrary basis, and, as a result, the actual value of your investment may be substantially less than what you pay. The calculation of the Exchange Ratio could result in a deterrent to your exchanging shares of Senior Common Stock for shares of Listed Common Stock if shares of Listed Common Stock are trading at lower levels at the time that you desire to exchange your shares. Your ability to redeem shares of Senior Common Stock pursuant to our share redemption program is limited to the proceeds generated by our distribution reinvestment plan, and the share redemption program may be amended, suspended or terminated by our Board at any time without stockholder approval. If you do not agree with the decisions of our Board, then you will not be able to influence changes in our policies and operations because holders of shares of Senior Common Stock will generally have no voting rights. Our charter contains restrictions on the ownership and transfer of shares of our capital stock, and these restrictions may inhibit your ability to sell your shares of Senior Common Stock promptly, or at all. Our Dealer Manager is one of our affiliates, and, therefore, an investor in shares of Senior Common Stock would not have the benefit of an independent underwriter who has performed an independent due diligence review. Highly leveraged tenants and borrowers may be unable to pay rent or make mortgage payments, which could adversely affect our cash available to make distributions to holders of our Senior Common Stock. 3

Risk Factors (continued) Risks Relating to Our Company and Our Operations Our business strategy relies heavily on external financing, which may expose us to risks associated with leverage such as restrictions on additional borrowing and payment of distributions to stockholders, risks associated with balloon payments, and risk of loss of our equity upon foreclosure . We are subject to certain risks associated with real estate ownership and lending which could reduce the value of our investments, including but not limited to, changes in the general economic climate; changes in local conditions such as an oversupply of space or reduction in demand for real estate; changes in interest rates and the availability of financing; competition from other available space; and changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes. Our properties may be subject to impairment charges, which could adversely affect our results of operations and FFO. Illiquidity of real estate investments may make it difficult for us to sell properties in response to market conditions and our properties may include special use and single or multi-tenant properties that may be difficult to sell or re-lease upon tenant defaults or early lease terminations which could harm our financial condition and ability to make distributions. Our real estate investments have a limited number of tenants, many of which are small- and medium-sized businesses, and are concentrated in a limited number of industries, which subjects us to an increased risk of significant loss if any one of these tenants is unable to pay or if particular industries experience downturns. 4

Risk Factors (continued) Risks Relating to Our Company and Our Operations (continued from previous slide) We may be unable to renew leases, lease vacant space or re-lease space as leases expire, which could adversely affect our business and our ability to make distributions to our stockholders. We may enter into sale-leaseback transactions, whereby we would purchase a property and then lease the same property back to the person from whom we purchased it. If a sale-leaseback transaction is re- characterized in a tenant's bankruptcy proceeding, our financial condition could be adversely affected. We are dependent upon our key management personnel, who are employed by our Adviser, for our future success. The departure of any of our executive officers or key employees could have a material adverse effect on our ability to implement our business strategy and to achieve our investment objectives. Our success depends on the performance of our Adviser and if our Adviser makes inadvisable investment or management decisions, our operations could be materially adversely impacted. We may have conflicts of interest with our Adviser and other affiliates, including but not limited to the following conflicts: (i) our Adviser may realize substantial compensation on account of its activities on our behalf, and may, therefore, be motivated to approve acquisitions solely on the basis of increasing compensation to itself; (ii) we may experience competition with our affiliates for financing transactions; (iii) our Adviser may earn fee income from our borrowers or tenants; and (iv) our Adviser and other affiliates could compete for the time and services of our officers and directors. If we fail to qualify as a REIT, our operations and dividends to stockholders would be adversely impacted. To the extent that our distributions represent a return of capital for tax purposes, you could recognize an increased capital gain upon a subsequent sale of your stock. 5

Offering Summary: Senior Common Stock 6 Issuer: Gladstone Commercial Corporation Current Status: A full reporting company with 10,945,379 shares of Listed Common Stock outstanding (symbol: GOOD) Security Offered: Senior Common Stock (registered, non-listed) Distribution Preference: Distribution payments have a senior preference over Listed Common Stock but are subordinate to Preferred Stock Distribution Rate: $1.05 per share per annum, declared daily and paid at the rate of $0.0875 per share per month Please note: distributions are not guaranteed Offer Price: $15 per share Shares Offered: 3,000,000 shares in primary offering and 500,000 shares pursuant to distribution reinvestment plan Minimum Purchase: 200 shares having an aggregate minimum purchase price of $3,000

Offering Summary: Senior Common Stock (continued) Initial Liquidity: Non-listed, but with limited liquidity through share redemption program based upon cash proceeds generated by distribution reinvestment plan Conversion Liquidity: Holders of Senior Common Stock have the right to convert into shares of Listed Common Stock five years after the date on which shares of Senior Common Stock were originally issued Conversion Ratio: Purchase price ($15.00) divided by the greatest of: (i) the closing trading price of Listed Common Stock on the date on which shares of Senior Common Stock were originally issued, (ii) the book value per share of the Listed Common Stock as determined as of the date on which shares of Senior Common Stock were originally issued, or (iii) $13.68 7

The Importance of Being Senior to Listed Common Please Note: Distributions on Senior Common Stock have preference over those paid on Listed Common Stock, but are subordinate to those paid on existing and future series of Preferred Stock 8

Additional Information Annual distributions to be paid on 3 million shares of Senior Common Stock would be $3.15 million Total distributions paid to Listed Common Stockholders for the year ended December 31, 2010 were $12.87 million As of September 30, 2011, the distribution on the Listed Common Stock was $.125 per month or $1.50 for the last 12 months Cumulative: Distributions paid on shares of Senior Common Stock cannot be decreased and are cumulative Successful track record of not reducing distributions since inception in 2003 Please note: distributions are not guaranteed Valuation: The value of shares of Senior Common Stock will be published every quarter beginning 18 months after the completion of this offering Not Callable: Shares of Senior Common Stock are generally not callable prior to five years after the completion of this offering 9

Fees & Expenses If Gladstone Commercial sells 3,000,000 shares of the Senior Common Stock in the primary offering, 11% of the proceeds will be used to pay sales commissions, dealer manager fees, and other offering expenses Gladstone Commercial pays its affiliated investment adviser, Gladstone Management Corporation: (i) an advisory fee of 2% of total stockholders' equity less the value of any preferred shares, and (ii) a performance-based incentive fee 10

What kind of REIT is Gladstone Commercial? Gladstone Commercial is a publicly-traded equity REIT incorporated in 2003 to purchase commercial and industrial properties that are leased to tenants pursuant to triple net leases (e.g., the tenant pays taxes, insurance and maintenance) Gladstone Commercial files annual and quarterly reports, proxy statements and other information with the SEC, issues press releases, conducts quarterly earnings calls with stockholders and has a full-scale investor relations department that utilizes a publicly-available investor relations website Gladstone Commercial Corporation has not reduced the amount of its distributions paid on shares of Listed Common Stock since its inception in February 2003 Please note: distributions are not guaranteed Owns 67 properties in the US: purchase price was $473 million geographically diversified in 21 states diversified by property type in 17 distinct tenant industries diversified by 53 different tenants 98% occupied and paying as agreed The information on this page is accurate as of August 2, 2011. Past performance is not indicative of future results. 11

Gladstone Commercial's Investment Adviser: Gladstone Management Team of greater than 50 people: origination offices in Washington, DC; New York, NY; Chicago, IL; and Los Angeles, CA Three senior managers lead the company and each has more than 25 years of experience in business Manages three publicly-traded funds and one private fund with over one billion of assets under management Dual underwriting process for Gladstone Commercial: the tenant: as if making a loan to the tenant the real estate: with appraisals, studies and visits The information on this page is accurate as of September 1, 2011. Past performance is not indicative of future results 12

Dual Focus on Tenant and Real Estate Underwriting 13 Conduct an MAI Appraisal on each property Site visit to review property Survey brokers in the area to verify the value of similar properties Phase I or II environmental report and purchase environmental liability insurance in certain cases Engineering report to assure the building is structurally sound Zoning and title report to assure that there are no deed problems Due Diligence on the Real Estate Detailed underwriting of the tenant's business Review tenant's financial statements and projections Prove out the cash flow of the tenant's business Investigate the management of the tenant's business Determine the tenant's risk rating and the probability of default using a proprietary tenant risk rating system Due Diligence on the Tenant

Gladstone Commercial's Business Model Long term leases that generally have 10- to 15-year initial terms Property that is leased is key to the operations of the tenant's business Lease escalations that are tied to the Consumer Price Index (with minimums) or that have fixed escalations Low overhead expenses with triple-net leases that allow Gladstone Commercial to defray certain costs (e.g., tenants pay for maintenance, taxes and insurance) Flexible financing to provide funding for capital improvements to properties Credit enhancement capabilities that allow Gladstone Commercial Corporation to cross guarantee and corporate guarantee leases The information on this page is accurate as of September 1, 2011. Past performance is not indicative of future results. 14

Our Investment Adviser's Origination Offices 15 Gladstone Commercial's investment adviser's origination offices are located in McLean, VA; Chicago, IL; New York, NY; Greenwich, CT; and Los Angeles, CA.

16 Geographic Diversity of Gladstone Commercial's Properties

Gladstone Commercial's Focus on Certain Industries Light manufacturing Manufacturing of small products Specialty manufacturing Custom and precision manufacturing and food processing Established software companies With established customers that must have this type of software Business services Service companies or logistic services Medical services Buildings used to provide medical services Retail Buildings used to sell to retail and wholesale customers Data Buildings used to store data 17

18 Industry Diversification of Gladstone Commercial's Properties A 23,368 square foot building located in Toledo, Ohio, which is leased to St. Vincent Mercy Medical Center. Established in 1855, St. Vincent Mercy Medical Center is the critical care regional referral center within the Mercy Health Partners system, a faith-based system serving Northwest Ohio and Southeast Michigan. St. Vincent Mercy Medical Center is owned by Catholic Healthcare Partners, headquartered in Cincinnati, Ohio. St. Vincent Mercy Medical Center

19 Industry Diversification of Gladstone Commercial's Properties A 115,500 square foot building located in Raleigh, North Carolina, which is leased to Elster Electric, LLC. Elster Electric, LLC is a company that manufactures electric meters, which are used by electrical utility companies for measuring home and business electric usage. Elster Electric, LLC

20 Industry Diversification of Gladstone Commercial's Properties A 54,018 square foot building located in North Canton, Ohio, which is leased to Graphic Enterprises, Inc. Graphic Enterprises, Inc. leases and sells printing machinery. Gladstone Commercial Corporation acquired the building from a private equity fund located in Maryland, which also owns Graphic Enterprises, Inc. Graphic Enterprises, Inc. D

21 Industry Diversification of Gladstone Commercial's Properties A 125,692 square foot building located near Milwaukee, Wisconsin, which is leased to Raabe Company. Raabe Company, which has been in business since 1951, is a manufacturer of precision match custom color touch-up paint and a provider of private label aerosol and liquid paint filling services. The building serves as both the headquarters and sole manufacturing facility for Raabe Company. Raabe Company

Gladstone Commercial Highlights Successful track record of not reducing distributions since inception in 2003 Please note: distributions are not guaranteed Experienced management team that has a successful track record of underwriting both tenants and real estate Conservative dual underwriting strategy that focuses on the cash flow of the tenant and the value of the real estate Business model that emphasizes deal flow from strategic relationships with real estate intermediaries Market opportunity to capitalize on the lack of buyers of real estate leased to mid-sized businesses Focus on steady rental streams from tenants used to pay distributions to stockholders Annual distributions to be paid on 3 million shares of Senior Common Stock would be $3.15 million Total distributions paid to Listed Common Stockholders for the year ended December 31, 2010 were $12.87 million 22

Senior Common Stock Highlights 7% Annual Yield: Distribution rate of $1.05 per share per annum Monthly Distributions: Paid at the rate of $0.0875 per share per month Please note: distributions are not guaranteed Distribution Preference: Distribution payment preference over Listed Common Stock but subordinate to existing and future series of Preferred Stock Assets in Place: Company has rent paying buildings in place Experienced Management: More than fifty people on management team Conversion Liquidity: Holders of Senior Common Stock have the option to convert into shares of Listed Common Stock after a five-years Conditional Liquidity: Quarterly repurchase of shares of Senior Common Stock limited by cash proceeds generated by the reinvestment plan Valuation: The value of shares of Senior Common Stock will be published every quarter beginning 18 months after the completion of this offering 23